Exhibit 10.8

SPIN AI INC. - SaaS SUBSCRIPTION AGREEMENT

30 N Gould St, Suite R, Sheridan, WY 82801 | admin@spininc.io | spininc.io

Founding Partner Package

Provider: Spin AI Inc., a Wyoming corporation | Subscriber: Vsquared Ventures, Munich, Germany

1.	Services

Provider grants Subscriber access to the SPIN AI Academic Intelligence Platform at the Operator tier: unlimited signal alerts , daily intelligence briefs, full dashboard with network maps, unlimited watchlists, custom alert thresholds, researcher deep -dives, priority support (4-hour SLA), Spin Potential Index(TM) scoring, and up to 3 named user seats.

2.	Term & Commencement

The subscription term shall be 36 months and shall commence on the date this Agreement is signed by the last party (the "Effective Date"). The first monthly charge will be processed on the Effective Date. Thereafter, Subscriber will be automatically billed on the same calendar day of each succeeding month until the subscription is cancelled, terminated, or expires in accordance with this Agreement. If a month does not contain that calendar day, billing will occur on the last day of that month. Unless either party provides written notice of non-renewal at least 30 days before the end of the term, the subscription shall automatically renew for successive 12-month periods at Provider's then-current standard Operator and named-seat rates, unless otherwise agreed in writing.

3.	Fees

Item	Details
Standard Operator rate	$1,499/mo
Founding Partner Operator rate	$1,111/mo
Initial term	36 months
Effective average monthly price after stated discounts	$1,111.00/mo
Total agreement value	$39,996
Savings vs. standard rate over the term	$13,968

The Founding Partner Operator rate is fixed for the initial 36-month term. Payment: Subscriber authorizes Provider to automatically charge the applicable monthly subscription fee on the Effective Date and on the same calendar day of each succeeding month through expiration or earlier cancellation or termination of this Agreement. Annual prepayment is available with an additional 5% discount if agreed before billing begins. Charges are due when processed.

4.	Confidentiality & Data

Each party shall hold the other's non-public information confidential and use it only to perform or receive the services. Subscriber's watchlists, alerts, usage data, and non-public portfolio or research interests are confidential and will not be sold, shared, or monetized. Provider may use aggregated anonymized data for product improvement only, provided it does not identify Subscriber or its users.

1

5.	IP & License

All Platform IP, software, models, scoring systems, algorithms, trademarks, and documentation remain Provider's property. Subscriber receives a limited, non-exclusive, non-transferable license to access and use the platform for internal business purposes during the term. Subscriber may not resell, sublicense, reverse engineer, scrape, or use the platform to build a competing service.

6.	Liability & SLA

Provider's aggregate liability shall not exceed the fees paid by Subscriber in the preceding 12 months. Neither party shall be liable for indirect, consequential, special, punitive, or lost-profit damages. Target uptime is 99.5%; if monthly uptime falls below 95%, Subscriber's exclusive service-level remedy is a service credit reasonably determined by Provider and applied to a future invoice.

7.	General

This Agreement is governed by Wyoming law, without regard to conflict-of-law rules. This Agreement is the entire agreement between the parties regarding the subscription and supersedes prior proposals and discussions on the same subject. Amendments require written consent of both parties. Neither party may assign this Agreement without consent except in connection with a merger, acquisition, reorganization, or sale of substantially all assets. Either party may terminate for material uncured breach after a 30-day cure period. Platform outputs are informational and do not constitute investment, legal, tax, accounting, or financial advice.

SPIN AI INC. Signature: /s/ Katizie Bakht Murad Name: Katizie Bakht Murad Title: President Date: June 17, 2026	VSQUARED VENTURES Signature: /s/ Lise Rechsteiner Name: Lise Rechsteiner Title: Managing Director Date: June 17, 2026

2